Exhibit 99.1

NEWS

ANADARKO ANNOUNCES RESOLUTION OF ALGERIA TAX DISPUTE

HOUSTON, March 9, 2012 – Anadarko Petroleum Corporation (NYSE: APC) today announced it has reached an agreement with Sonatrach to resolve the dispute regarding Sonatrach’s implementation of Algeria’s 2006 exceptional profits tax (TPE). The parties’ agreement will become effective upon approval by Algerian government authorities, estimated to occur within the next four months. Upon such approval, the existing arbitration proceeding between the parties will be dismissed.

“We are very pleased to have reached a fair and balanced resolution that will return significant value to Anadarko,” said Anadarko President and Chief Operating Officer Al Walker. “This amicable solution maintains our long-standing partnership with Sonatrach that has achieved tremendous success in Algeria, surpassing 1.5 billion BOE (barrels of oil equivalent) of cumulative production and advancing the El Merk mega project toward first production.”

The agreement, based on reciprocal concessions, provides for delivery to Anadarko of additional crude oil volumes in the amount of approximately $1.8 billion over a period of 12 months from the effective date. Additionally, the parties have agreed to amend the existing Production Sharing Agreement (PSA) to provide that Anadarko will receive a higher volume of profit barrels. The effect of the amendment will, using current commodity prices and discounted at 10 percent, provide Anadarko with approximately $2.6 billion of additional net present value over the remaining term of the PSA. The amendment also confirms the term for each development license granted under the PSA will be extended, in accordance with the terms of the PSA, and as a result, will now be 25 years from the original effective date.

Additional information regarding the TPE dispute is available in Anadarko’s 2011 Annual Report on Form 10-K, which can be found on the company’s website at www.anadarko.com.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2011, the company had approximately 2.54 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to secure necessary governmental approvals, recover additional net present value and achieve first sales from the El Merk mega project on schedule as identified in this news release. See “Risk Factors” in the company’s 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Clay Gaspar, clay.gaspar@anadarko.com, 832.636.2541

Wayne Rodrigs, wayne.rodrigs@anadarko.com, 832.636.2305

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